UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington D.C. 20549

SCHEDULE 14A

INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No. __)

Filed by Registrant [X]
Filed by a Party other than the Registrant [  ]

Check the appropriate box:
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[   ]           Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[X]           Definitive Proxy Statement
[   ]           Definitive Additional Materials
[   ]           Soliciting Material Pursuant to Rule 14a-12

Omega Healthcare Investors, Inc.
(Name of Registrant as Specified in Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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[   ]           Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11

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OMEGA HEALTHCARE INVESTORS, INC.
200 International Circle, Suite 3500
Hunt Valley, Maryland 21030
(410) 427-1700
_______________

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
May 21, 2009
________________

To our Stockholders:

The Annual Meeting of Stockholders of Omega Healthcare Investors, Inc. (“Omega” or the “Company”) will be held at the Embassy Suites, 213 International Circle, Hunt Valley, Maryland on Thursday, May 21, 2009, at 10:00 A.M. EDT, for the following purposes:

1.      To elect two members to Omega’s Board of Directors;

2.      To approve an amendment to our Articles of Incorporation to increase the number of authorized shares of common stock from 100,000,000 to 200,000,000 shares;

3.      To ratify the selection of Ernst & Young LLP as our independent auditor for fiscal year 2009; and

4.      To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

The nominees for election as directors are Thomas F. Franke and Bernard J. Korman, each of whom presently serves as a director of Omega.

Our Board of Directors has fixed the close of business on April 19, 2009 as the record date for the determination of stockholders who are entitled to notice of and to vote at our Annual Meeting or any adjournments or postponements thereof.

We encourage you to attend our Annual Meeting.  Whether you are able to attend or not, we urge you to indicate your vote on the enclosed proxy card FOR (i) the election of directors, (ii) the approval of the amendment of our Articles of Incorporation, and (iii) the ratification of the selection of Ernst & Young LLP as our independent auditor.  Please complete, sign, date and return the proxy card promptly in the enclosed envelope.  If you attend the meeting, you may vote in person even if you have previously mailed a proxy card.

By order of Omega’s Board of Directors,

C. Taylor Pickett
Chief Executive Officer

April 20, 2009
Hunt Valley, Maryland

YOUR VOTE IS IMPORTANT. Please complete, sign, date and mail the proxy card promptly in the enclosed envelope whether or not you plan to attend the meeting. It is important that you return the proxy card promptly whether or not you plan to attend the meeting, so that your shares are properly voted.

If you hold shares through a broker, bank or other nominee (in “street name”), you may receive a separate voting instruction form with this Proxy Statement, or you may need to contact your broker, bank or other nominee to determine whether you will be able to vote electronically using the Internet or telephone.

OMEGA HEALTHCARE INVESTORS, INC.

200 International Circle, Suite 3500
Hunt Valley, Maryland 21030
(410) 427-1700

PROXY STATEMENT
FOR
ANNUAL MEETING OF STOCKHOLDERS
May 21, 2009

The accompanying proxy is solicited by the Board of Directors to be voted at the Annual Meeting of Stockholders of Omega Healthcare Investors, Inc. to be held at the Embassy Suites, 213 International Circle, Hunt Valley, Maryland at 10:00 A.M. EDT on Thursday, May 21, 2009, and any adjournments or postponements of the meeting.  It is anticipated that these proxy materials will be mailed beginning on or about April 20, 2009, to our common stockholders of record on April 19, 2009.

A copy of our Annual Report for the year ended December 31, 2008, including financial statements, is enclosed.

Important notice regarding the availability of proxy materials for our Annual Meeting of Stockholders to be held on May 21, 2009.  This Proxy Statement, and our Annual Report to Stockholders for fiscal year 2008, which includes our Annual Report on Form 10-K filed with the Securities and Exchange Commission (“SEC”) on March 2, 2009, are available electronically at http://www.omegahealthcare.com/annuals.cfm.

Additional copies of our Annual Report for fiscal year 2008 will be provided, without charge, upon written request addressed to Robert O. Stephenson at our principal executive offices at 200 International Circle, Suite 3500, Hunt Valley, Maryland 21030.

RECORD DATE

Our Board of Directors has fixed April 19, 2009 as the record date for the determination of stockholders entitled to notice of, and to vote at, the Annual Meeting and any adjournment or postponement thereof.  As of the close of business on the record date, there were 82,408,075 shares of our common stock, par value $0.10 per share, outstanding and entitled to vote.

As of the record date, our directors and executive officers beneficially owned 1,744,824 shares of our common stock (representing 2.1% of the votes entitled to be cast at the meeting).

QUORUM and VOTING

           Quorum.  Holders of a majority of the outstanding shares of our common stock entitled to vote on the record date must be present in person or represented by proxy to constitute a quorum for the conduct of business at the Annual Meeting.  Proxies marked as abstaining and “broker non-votes” will be treated as shares present for purposes of determining the presence of a quorum.

           Broker Non-Votes.  A broker non-vote occurs when a broker submits a proxy card with respect to shares of common stock held in a fiduciary capacity (typically referred to as being held in “street name”), but declines to vote on a particular matter because the broker has not received voting instructions from the beneficial owner. Under the rules that govern brokers who are voting with respect to shares held in street name, brokers have the discretion to vote such shares on routine matters, but not on non-routine matters. Routine matters include the election of directors, increases in authorized common stock for general corporate purposes and ratification of auditors.

Voting.  Each holder of record of common stock on the record date will be entitled to one vote for each share held on all matters to be voted upon at the Annual Meeting.  There are no rights of appraisal or similar dissenter’s rights with respect to any matter to be acted upon pursuant to this Proxy Statement.  We urge stockholders to vote promptly either by completing, signing, dating and returning the enclosed proxy card in the enclosed envelope, or for stockholders who own their shares in “street name” through a broker, in accordance with the telephone or internet voting instructions your broker may include with this mailing.

If you vote by proxy, the individuals named on the enclosed proxy card will vote your shares in the manner you indicate. If you do not specify voting instructions, then the proxy will be voted in accordance with recommendations of the Board of Directors, as described in this Proxy Statement. If any other matter properly comes before the Annual Meeting, the designated proxies will vote on that matter in their discretion.

Ability to Revoke Proxies.  A stockholder giving a proxy has the power to revoke it at any time before it is exercised.  A proxy may be revoked by filing with our Secretary (i) a signed instrument revoking the proxy or (ii) a duly executed proxy bearing a later date.  A proxy also may be revoked if the person executing the proxy is present at the meeting and elects to vote in person.  If the proxy is not revoked, it will be voted by those named in the proxy.

VOTES REQUIRED

Election of Directors.  You may vote either “FOR” or “WITHHELD” with respect to each nominee for the Board of Directors. Directors are elected by plurality voting, which means that the two director nominees who receive the highest number of votes will be elected to the Board. Votes of “WITHHELD” and broker non-votes, if any, will have no effect on the outcome of the election of directors.

Amendment of Articles of Incorporation.  The approval of the amendment of our Articles of Incorporation requires the affirmative vote of a majority of the outstanding shares of our common stock entitled to vote at our Annual Meeting as of the record date. For purposes of the vote on this proposal, abstentions and broker non-votes will have the same effect as votes against the proposal. The amendment of our Articles of Incorporation is considered a “routine” matter under the rules of the New York Stock Exchange (“NYSE”), and accordingly, intermediaries such as banks and brokers will be afforded discretionary authority to vote on this proposal to the extent beneficial owners do not provide specific voting instructions.

Ratification of Selection of Ernst & Young LLP as Our Independent Auditor.  The ratification of the selection of Ernst & Young LLP as our independent auditor for fiscal year 2009 will require the affirmative vote of a majority of the votes cast by all stockholders entitled to vote. Abstentions and broker non-votes, if any, will have no effect on the outcome of the vote on this proposal.

PROPOSAL 1 — ELECTION OF DIRECTORS

Director Nominees and Voting Requirements

Our Board of Directors currently consists of six members.  Pursuant to our Articles of Incorporation, the directors have been divided into three groups.  At this year’s Annual Meeting, two directors will be elected by the holders of our common stock to hold office for a term of three years or, in each case, until their respective successors have been duly elected and qualified.

Our Nominating and Corporate Governance Committee of the Board of Directors has nominated Thomas F. Franke and Bernard J. Korman for election as directors.

Unless authority to vote for the election of directors has been specifically withheld, the persons named in the accompanying proxy card intend to vote FOR the election of the nominees named above to hold office for the term indicated above or until their respective successors have been duly elected and qualified.

If any nominee becomes unavailable for any reason (which event is not anticipated), the shares represented by the enclosed proxy may (unless the proxy contains instructions to the contrary) be voted for such other person or persons as may be determined by the holders of the proxies.  In no event would the proxy be voted for more than two nominees.

Information Regarding Directors

Information about each director nominee, and the other individuals who currently serve on our Board of Directors, is set forth below.  Individuals not standing for election at the Annual Meeting are presented under the heading “Continuing Directors.”

Director Nominees

Director (age as of April 19)	Year First Became a Director	Business Experience During Past 5 Years	Term to Expire in

Thomas F. Franke (79)	1992	Mr. Franke is Chairman and a principal owner of Cambridge Partners, Inc., an owner, developer and manager of multifamily housing in Grand Rapids, Michigan. He is also a principal owner of Laurel Healthcare (a private healthcare firm operating in the United States) and is a principal owner of Abacus Hotels LTD. (a private hotel firm in the United Kingdom). Mr. Franke was a founder and previously a director of Principal Healthcare Finance Limited and Omega Worldwide, Inc.	2012
Bernard J. Korman (77)	1993
Mr. Korman has served as Chairman of the Board since March 8, 2004. Mr. Korman has been Chairman of the Board of Trustees of Philadelphia Health Care Trust, a private healthcare foundation, since December 1995. Mr. Korman is also a director of The New America High Income Fund, Inc. (NYSE:HYB) (financial services), Medical Nutrition USA, Inc. (OTC:MDNU.OB) (develops and distributes nutritional products) and NutraMax Products, Inc. (OTC:NUTP) (consumer health care products). He was formerly President, Chief Executive Officer and Director of MEDIQ Incorporated (OTC:MDDQP) (health care services) from 1977 to 1995. Mr. Korman served as a trustee of Kramont Realty Trust (NYSE:KRT) (real estate investment trust) from June 2000 until its merger in April 2005. Mr. Korman also served as a director of The Pep Boys, Inc. (NYSE:PBY) and as The Pep Boys, Inc.’s Chairman of the Board from May 28, 2003 until his retirement from such board in September 2004. Mr. Korman was previously a director of Omega Worldwide, Inc.

			2012

Continuing Directors

Director (age as of April 19)	Year First Became a Director	Business Experience During Past 5 Years	Term to Expire in

Edward Lowenthal (64)	1995
Mr. Lowenthal also serves as a director of REIS, Inc. (a provider of real estate market information and valuation technology) (NASDAQ:REIS), American Campus Communities (NYSE:ACC) (a public developer, owner and operator of student housing at the university level), Desarrolladora Homex (NYSE: HXM) (a Mexican homebuilder) and serves as a trustee of the Manhattan School of Music. From January 1997 to March 2002, Mr. Lowenthal served as President and Chief Executive Officer of Wellsford Real Properties, Inc. (AMEX:WRP) (a real estate merchant bank) and was President of the predecessor of Wellsford Real Properties, Inc. since 1986.

			2010

Stephen D. Plavin (49)	2000	Mr. Plavin has been Chief Operating Officer of Capital Trust, Inc., (NYSE:CT) a New York City-based mortgage real estate investment trust (“REIT”) and investment management company and has served in this capacity since 1998. In this role, Mr. Plavin is responsible for all of the lending, investing and portfolio management activities of Capital Trust, Inc.	2010

Harold J. Kloosterman (67)	1992	Mr. Kloosterman has served as President since 1985 of Cambridge Partners, Inc., a company he formed in 1985. He has been involved in the development and management of commercial, apartment and condominium projects in Grand Rapids and Ann Arbor, Michigan and in the Chicago area. Mr. Kloosterman was formerly a Managing Director of Omega Capital from 1986 to 1992. Mr. Kloosterman has been involved in the acquisition, development and management of commercial and multifamily properties since 1978. He has also been a senior officer of LaSalle Partners, Inc. (now Jones Lang LaSalle).	2011

C. Taylor Pickett (47)	2002
Mr. Pickett is the Chief Executive Officer of our Company and has served in this capacity since June 2001.  Prior to joining our Company, Mr. Pickett served as the Executive Vice President and Chief Financial Officer from January 1998 to June 2001 of Integrated Health Services, Inc., a public company specializing in post-acute healthcare services.  He also served as Executive Vice President of Mergers and Acquisitions from May 1997 to December 1997 of Integrated Health Services.  Prior to his roles as Chief Financial Officer and Executive Vice President of Mergers and Acquisitions, Mr. Pickett served as the President of Symphony Health Services, Inc. from January 1996 to May 1997.
2011

Recommendation

The Board of Directors unanimously recommends a vote FOR the election of Messrs. Franke and Korman.

PRINCIPAL STOCKHOLDERS

The following table sets forth information regarding the beneficial ownership of our capital stock as of March 31, 2009 for:

•	each of our directors and the named executive officers appearing in the table under “Executive Compensation —Summary Compensation Table” included elsewhere in this Proxy Statement; and

•	all persons known to us to be the beneficial owner of more than 5% of our outstanding common stock.

Beneficial ownership of our common stock, for purposes of this Proxy Statement, includes shares of our common stock as to which a person has voting and/or investment power.  The number of shares shown in the table below include shares of restricted stock as reported in the footnotes below because the holders have the right to vote restricted stock.  Except for shares of restricted stock as to which the holder does not have investment power until vesting and as indicated in the footnotes, the persons named in the table have sole voting and investment power with respect to all shares of our common stock shown as beneficially owned by them, subject to community property laws where applicable.  The business address of the directors and executive officers is 200 International Circle, Suite 3500, Hunt Valley, Maryland 21030. As of March 31, 2009, there were 82,408,075 shares of our common stock outstanding, and 4,339,500 shares of our Series D Preferred Stock outstanding.

	Common Stock			Series D Preferred
Beneficial Owner	Number of Shares		Percent of Class	Number of Shares	Percent of Class

C. Taylor Pickett	481,199		0.6%	—	—
Daniel J. Booth	154,015		0.2%	—	—
Michael D. Ritz	14,069		*	1,581	*
R. Lee Crabill, Jr.	84,126		0.1%	—	—
Robert O. Stephenson	152,449		0.2%	—	—
Thomas F. Franke	86,714	(1)	0.1%	—	—
Harold J. Kloosterman	74,867	(2)	0.1%	—	—
Bernard J. Korman	620,660	(3)	0.8%	—	—
Edward Lowenthal	36,692	(4)	*	—	—
Stephen D. Plavin	40,033	(5)	*	—	—
Directors and executive officers as a group (10 persons)	1,744,824	(6)	2.1%	1,581	*

5% Beneficial Owners:

ING Groep N.V	8,415,730	(7)	10.2%
Barclays Global Investors, NA	6,456,112	(8)	7.8%
The Vanguard Group, Inc.	6,444,755	(9)	7.8%
Cohen and Steers, Inc.	5,246,437	(10)	6.4%

* Less than 0.1%

(1)
Includes (a) 47,141 shares owned by a family limited liability company (Franke Family LLC) of which Mr. Franke is a member, (b) stock options that are exercisable within 60 days to acquire 1,668 shares, and (c) 3,600 shares of restricted stock.

(2)
Includes (a) shares owned jointly by Mr. Kloosterman and his wife, and 10,827 shares held solely in Mr. Kloosterman’s wife’s name, (b) stock options that are exercisable within 60 days to acquire 1,000 shares, and (c) 3,600 shares of restricted stock. Does not include 2,568 deferred common stock units, which represent the deferral of director stock grants under the Company’s Deferred Stock Plan. The deferred common stock units will not be converted into shares of common stock until certain events or dates as specified in the Deferred Stock Agreement.

(3)	Includes (a) stock options that are exercisable within 60 days to acquire 5,001 shares, and (b) 6,001 shares of restricted stock.

(4)
Includes (a) 1,400 shares owned by his wife through an individual retirement account, (b) stock options that are exercisable within 60 days to acquire 2,000 shares, and (c) 3,600 shares of restricted stock.

(5)	Includes (a) stock options that are exercisable within 60 days to acquire 14,000 shares, and (b) 3,600 shares of restricted stock.

(6)	Includes (a) stock options that are exercisable within 60 days to acquire 23,669 shares, and (b) 184,348 shares of restricted stock.

(7)
Based on a Schedule 13G/A filed by ING Groep N.V. on March 13, 2009.  ING Groep N.V. is located at 201 King of Prussia Road, Suite 600, Radnor, PA 19087.  Includes 3,563,570 shares of common stock over which ING Groep N.V. has sole voting power or power to direct the vote.

(8)
Based on a Schedule 13G filed by Barclays Global Investors, NA on February 5, 2009.  Barclays Global Investors, NA. is located at 400 Howard Street, San Francisco, CA 94105.  Includes 5,671,280 shares of common stock over which Barclays Global Investors, NA. has sole voting power or power to direct the vote.

(9)
Based on a Schedule 13G/A filed by The Vanguard Group, Inc. on February 13, 2009.  The Vanguard Group, Inc. is located at 100 Vanguard Blvd. Malvern, PA 19355.  Includes 108,590 shares of common stock over which The Vanguard Group, Inc. has sole voting power or power to direct the vote.

(10)
Based on a Schedule 13G/A filed by Cohen and Steers, Inc. on February 14, 2009. Cohen and Steers, Inc. is located at 280 Park Avenue 10th Floor, New York, New York, 10017.  Includes 4,714,655 shares of common stock over which Cohen and Steers, Inc. has sole voting power or power to direct the vote.

DIRECTORS AND OFFICERS OF OUR COMPANY

Board of Directors and Committees of the Board

The members of the Board of Directors on the date of this Proxy Statement and the committees of the Board on which they serve are identified below.

Director	Audit Committee	Compensation Committee	Investment Committee	Nominating and Corporate Governance Committee
Thomas F. Franke		XX		X
Harold J. Kloosterman	X	X	XX	XX
Bernard J. Korman *		X	X	X
Edward Lowenthal	X	X		X
C. Taylor Pickett			X
Stephen D. Plavin	XX	X		X

*	Chairman of the Board
XX	Chairman of the Committee
X	Member

The Board of Directors held 13 meetings during 2008.  All members of the Board of Directors attended more than 75% of the Board of Directors or Committee meetings held during 2008.  Mr. Korman, as Chairman of the Board, presides over any meeting, including regularly scheduled executive sessions of the non-management directors. If Mr. Korman is not present at such a session, the presiding director is chosen by a vote of those present at the session. Except for Mr. Pickett, all of the members of the Board of Directors meet the NYSE listing standards for independence.  While the Board of Directors has not adopted any categorical standards of independence, in making these independence determinations, the Board of Directors noted that no director other than Mr. Pickett (a) received direct compensation from our Company other than director annual retainers and meeting fees, (b) had any relationship with our Company or a third party that would preclude independence, or (c) had any business relationship with our Company and its management, other than as a director of our Company.  Each of the members of the Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee meets the NYSE listing standards for independence.  While we invite our directors to attend our Annual Meeting of Stockholders, we currently do not have a formal policy regarding director attendance.  Mr. Pickett was the only director who attended the Annual Meeting last year.

Audit Committee

The Audit Committee met six times in 2008. Its primary function is to assist the Board of Directors in fulfilling its oversight responsibilities with respect to: (i) the financial information to be provided to stockholders and the SEC; (ii) the system of internal controls that management has established; and (iii) the external independent audit process.  In addition, the Audit Committee selects our Company’s independent auditors and provides an avenue for communication between the independent auditors, financial management and the Board of Directors.

Each of the members of the Audit Committee is financially literate, as required of audit committee members by the NYSE.  The Board of Directors has determined that Mr. Plavin is qualified to serve as an “audit committee financial expert” as such term is defined in Item 401(h) of Regulation S-K promulgated by the SEC.  The Board of Directors made a qualitative assessment of Mr. Plavin’s level of knowledge and experience based on a number of factors, including his formal education and his experience as Chief Operating Officer of Capital Trust, Inc., a New York City-based mortgage REIT and investment management company, where he is responsible for all lending and portfolio management activities.  Mr. Plavin holds an M.B.A. from J.L. Kellogg Graduate School of Management at Northwestern University.

Compensation Committee

The Compensation Committee met three times during 2008 and has responsibility for the compensation of our key management personnel and administration of our equity incentive plans.  The responsibilities of the Compensation Committee are more fully described in its Charter, which is available on our website at www.omegahealthcare.com.

Investment Committee

The Investment Committee met four times during 2008 and has responsibility for developing strategies in growing our portfolio.

Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee met one time during 2008 and has responsibility for identifying potential nominees to the Board of Directors and reviewing their qualifications and experience.  The process for identifying and evaluating nominees to the Board is initiated by identifying candidates who meet the criteria for selection as a nominee and have the specific qualities or skills being sought based on input from members of the Board of Directors and, if the Nominating and Corporate Governance Committee deems appropriate, a third-party search firm.  Nominees for director are selected based on their depth and breadth of experience, industry experience, financial background, integrity, ability to make independent analytical inquiries and willingness to devote adequate time to director duties, among other criteria.  The Nominating and Corporate Governance Committee also develops and implements policies and practices relating to corporate governance.

The Nominating and Corporate Governance Committee will consider written proposals from stockholders for nominees as director.  Any such nomination should be submitted to the Nominating and Corporate Governance Committee through our Secretary in accordance with the procedures and time frame described in our Bylaws and as set forth under “Stockholder Proposals” below.

Communicating with the Board of Directors and the Audit Committee

The Board of Directors and our Audit Committee have established procedures to enable anyone who has a concern about our conduct, or any employee who has a concern about our accounting, internal controls or auditing matters, to communicate that concern directly to the non-management members of the Board of Directors or the Audit Committee, as applicable.  These communications may be confidential or anonymous, and may be submitted in writing or through the Internet.  The employees have been provided with direct and anonymous access to each of the members of the Audit Committee.  Our Company’s Code of Business Conduct and Ethics prohibits any employee of our Company from retaliating or taking adverse action against anyone raising or helping resolve a concern about our Company.

Interested parties may contact our non-management directors by writing to them at our headquarters:  Omega Healthcare Investors, Inc., 200 International Circle, Suite 3500, Hunt Valley, Maryland 21030, or by contacting them through our website at www.omegahealthcare.com.  Communications addressed to the non-management members of the Board of Directors will be reviewed by our corporate communications liaison, which is our outside legal counsel, and will be directed to the appropriate director or directors for their consideration.  The corporate communications liaison may not “filter out” any direct communications from being presented to the non-management members of the Board of Directors and Audit Committee members without instruction from the directors or committee members.  The corporate communications liaison is required to maintain a record of all communications received that were addressed to one or more directors, including those determined to be inappropriate communications.  Such record will include the name of the addressee, the disposition by the corporate communications liaison and, in the case of communications determined to be inappropriate, a brief description of the nature of the communication. The corporate communications liaison is required to provide a copy of any additions to the record upon request of any member of the Board of Directors.

Conflicts of Interest Policies and Code of Business Conduct

We have a written policy regarding related party transactions under which we have determined that we will not engage in any purchase, sale or lease of property or other business transaction in which our officers or directors have a direct or indirect material interest without the approval by resolution of a majority of those directors who do not have an interest in such transaction. It is generally our policy to enter into or ratify related party transactions only when our Board of Directors, acting through our Audit Committee, determines that the related person transaction in question is in, or is not inconsistent with, our best interests and the interests of our stockholders. We are currently unaware of any transactions with our Company in which our directors or officers have a material interest.

We have adopted a written Code of Business Conduct and Ethics (“Code of Ethics”) that applies to all of our directors and employees, including our Chief Executive Officer, Chief Financial Officer and Chief Accounting Officer.  A copy of our Code of Ethics is available on our website at www.omegahealthcare.com and print copies are available upon request without charge.  You can request print copies by contacting our Chief Financial Officer in writing at Omega Healthcare Investors, Inc., 200 International Circle, Suite 3500, Hunt Valley, Maryland 21030 or by telephone at 410-427-1700.  Any amendment to our Code of Ethics or any waiver of our Code of Ethics will be disclosed on our website at www.omegahealthcare.com promptly following the date of such amendment or waiver.

Corporate Governance Materials

The Corporate Governance Guidelines, Code of Ethics and the charters of the Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee are available free of charge through our website at www.omegahealthcare.com and are available in print to any stockholder who requests them.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Our Compensation Discussion and Analysis (“CD&A”) addresses the following topics:

•	the members and role of our Compensation Committee (the “Committee”);

•	our compensation-setting process;

•	our compensation philosophy and policies regarding executive compensation;

•	the components of our executive compensation program; and

•	our compensation decisions for fiscal year 2008 and 2009.

The Compensation Committee

Thomas F. Franke, Harold J. Kloosterman, Bernard J. Korman, Edward Lowenthal, and Stephen D. Plavin are the members of the Committee. Mr. Franke, is the Chairman of the Committee. Each member of the Committee qualifies as an independent director under the NYSE listing standards and under our Board of Directors’ standards of independence.

The Committee’s responsibilities and function are governed by its charter, which the Board of Directors has adopted and a copy of which is available at our website at www.omegahealthcare.com.  The Committee administers our stock incentive plans and has responsibility for other incentive and benefit plans. The Committee determines the compensation of our executive officers and reviews with the Board of Directors all aspects of compensation for our executive officers.

The Committee is responsible for the following activities:

•
the Committee determines and approves the compensation for the Chief Executive Officer and our other executive officers.  In doing so, the Committee evaluates their performance in light of goals and objectives reviewed by the Committee and such other factors as the Committee deems appropriate in our best interests and in satisfaction of any applicable requirements of the NYSE and any other legal or regulatory requirements.

•
the Committee reviews and recommends for the Board of Directors’ approval (or approves, where applicable) the adoption and amendment of our director and executive officer incentive compensation and equity-based plans.  The Committee has the responsibility for recommending to the Board the level and form of compensation and benefits for directors.

•	the Committee may administer our incentive compensation and equity-based plans and may approve such awards thereunder as the Committee deems appropriate.

•	the Committee reviews and monitors succession plans for the Chief Executive Officer and our other senior executives.

•
the Committee meets to review and discuss with management the CD&A required by the SEC rules and regulations.  The Committee recommends to the Board of Directors whether the CD&A should be included in our proxy statement or other applicable SEC filings.  The Committee prepares a Compensation Committee Report for inclusion in our applicable filings with the SEC.  Such reports state whether the Committee reviewed and discussed with management the CD&A, and whether, based on such review and discussion, the Committee recommended to the Board of Directors that the CD&A be included in our proxy statement or other applicable SEC filings.

•	the Committee should be consulted with respect to any employment agreements, severance agreements or change of control agreements that are entered into between us and any executive officer.

•
to the extent not otherwise inconsistent with its obligations and responsibilities, the Committee may form subcommittees (which shall consist of one or more members of the Committee) and delegate authority to such subcommittees hereunder as it deems appropriate.

•	the Committee reports to the Board of Directors as it deems appropriate and as the Board of Directors may request.

•
the Committee performs such other activities consistent with its charter, our Bylaws, governing law, the rules and regulations of the NYSE and such other requirements applicable to us as the Committee or the Board of Directors deems necessary or appropriate.

Committee Meetings

The Committee meets as often as necessary to perform its duties and responsibilities. The Committee met three times during the year ended December 31, 2008. The Chairman of the Committee works, from time to time, with the Chief Executive Officer and other members of the Committee to establish the agenda. The Committee meets in one or more executive sessions each year to evaluate the performance of our named executive officers, to determine their bonuses for the prior year, to establish bonus metrics for the current year, to set their salaries for the current year, and to approve any grants to them of equity incentive compensation, as the case may be.  Additionally, the Committee meets with Omega’s legal counsel and from time to time with other outside advisors as the Committee determines appropriate.

The Committee receives and reviews materials in advance of its meetings. These materials include information that management believes will be helpful to the Committee as well as materials the Committee has requested. Depending upon the agenda for the particular meeting, these materials may include, among other things:

•	reports from compensation consultants or legal counsel;

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a comparison of the compensation of our executives and directors compared to our competitors prepared by members of the Committee, by management at the Committee’s request or by a compensation consultant engaged by the Committee;

•	financial reports on year-to-date performance versus budget and compared to prior year performance, as well as other financial data regarding us and our performance;

•	reports on our strategic plan and budgets for future periods;

•	information on the executive officers’ stock ownership and option holdings; and

•	reports on the levels of achievement of individual and corporate objectives.

Committee Advisors

The Compensation Committee charter grants the Committee the sole and direct authority to engage and terminate advisors and compensation consultants and to approve their fees and retention terms. These advisors and consultants report directly to the Committee, and we are responsible for paying their fees.

The Committee engaged a consulting group in 2004, The Schonbraun McCann Group LLP (“Schonbraun”), in connection with determining the compensation of our executive officers for 2005, and the Committee also retained Schonbraun in late 2006 in connection with evaluating the compensation and incentive arrangements for our executive officers for fiscal year 2007. Schonbraun has not performed and has agreed not to perform in the future any work for us other than work for which it is engaged by the Committee. During late 2006 and early 2007, Schonbraun presented to the Committee analysis that included, but was not limited to, the status of our current compensation scheme as compared to our peer companies, the methodologies behind the research and analysis it used to prepare the comparisons, the techniques it used to standardize the compensation schemes of peer companies in order to permit more accurate comparisons against our policies, and a proposed incentive compensation plan for executive officers. The Committee also requested that Schonbraun evaluate our current director compensation and prepare a proposal with respect to compensation for our directors in 2007.

Peer companies included in Schonbraun’s 2006/2007 analysis were Alexandria Real Estate Equities, Inc., BioMed Realty Trust, Corporate Office Properties Trust Inc., Digital Realty Trust, Inc., First Potomac Realty Trust, Glenborough Realty Trust Incorporated, Health Care REIT, Inc., Healthcare Realty Trust, LTC Properties, Inc., Medical Properties Trust Inc., Nationwide Health Properties, Inc., Parkway Properties, Inc., Republic Property Trust, Ventas, Inc., Washington Real Estate Investment Trust and Windrose Medical Properties Trust. Analyses performed included a comparison of the total return to the stockholders of the respective companies, a comparison of salaries of comparable officers for each company and a comparison of the terms of officer employment agreements.

Our Chief Executive Officer meets with the Committee at least annually and upon the Committee’s request to provide information to the Committee regarding management’s views regarding its performance as well as other factors the Chief Executive Officer believes should impact the compensation of our executive officers.  In addition, the Chief Executive Officer provides his recommendation to the Committee regarding the compensation of the executive officers and the business and performance targets for incentive awards and bonuses.

The Committee also annually evaluates its performance and the adequacy of its charter and reports this evaluation to our Board of Directors.

Compensation Policy

Historically, the policy and the guidelines followed by the Committee have been directed toward providing compensation and incentives to our executive officers in order to achieve the following objectives:

•	assist in attracting and retaining talented and well-qualified executives;

•	reward performance and initiative;

•	be competitive with other healthcare real estate investment trusts;

•	be significantly related to accomplishments and our short-term and long-term successes, particularly measured in terms of growth in adjusted funds from operations on a per share basis;

•	align the interests of our executive officers with the interests of our stockholders; and

•	encourage executives to achieve meaningful levels of ownership of our stock.

Elements of Compensation

The following is a discussion of each element of our executive compensation:

Annual Base Salary

Our approach to base compensation levels has been to offer competitive salaries in comparison with prevailing market practices.  The Committee examined market compensation levels and trends in connection with the issuance of the executive employment agreements during 2004.  In connection with these agreements, the Committee hired Schonbraun in 2004 to conduct a review and analysis of our peer group companies and to provide the Committee with executive base salaries of individuals then employed in similar positions in such companies. The employment agreements for each of the executive officers established a base annual salary in 2004 and provided that the base salary should be reviewed on an annual basis to determine if increases are warranted.

In subsequent years, the Committee has evaluated and established the annual executive officer salaries in connection with its annual review of management’s performance and based on input from our Chairman of the Board and our Chief Executive Officer. In undertaking the annual review, the Committee considers the decision-making responsibilities of each position and the experience, work performance and team-building skills of each incumbent officer, as well as our overall performance and the achievement of our strategic objectives and budgets.  The Committee generally views work performance as the single most important measurement factor, followed by team-building skills and decision-making responsibilities.

The Committee approved a 3.6% increase in executive officer base salaries for 2008 based on increases in the Consumer Price Index.  In December 2008, the Committee approved a 1.5% increase in executive officer base salaries for 2009, noting that a 3.7% increase was reported in the Consumer Price Index over the 12 months ended October 2008 and 1.1% increase was reported over the 12 months ended November 2008.

We accrue salaries as they are earned by our officers, and thus all salaries earned during the year are expensed in the year earned. Each officer must include his salary in his taxable income in the year during which he receives it. We withhold appropriate tax withholdings from the salaries of the respective officers.

Annual Cash Bonus

Our historical compensation practices have embodied the principle that annual cash bonuses that are based primarily on achieving objectives that enhance long-term stockholder value are desirable in aligning stockholder and management interests.

The Committee considers our overall financial performance for the fiscal year and the performance of the specific areas of our Company under each incumbent officer’s direct control.  It was the Committee’s view that this balance supports the accomplishment of overall objectives and rewarded individual contributions by executive officers.  The Committee strives to award individual annual bonuses for each named executive consistent with market practices for positions with comparable decision-making responsibilities and in accordance with the terms of each executive officer’s employment agreement as discussed below.

Under their respective employment agreements, the Company’s executive officers are eligible to earn cash bonuses as set forth below:

Bonus Opportunity As Percentage of Base Salary

C. Taylor Pickett	100%
Daniel J. Booth	50%
Robert O. Stephenson	50%
R. Lee Crabill	50%
Michael D. Ritz	35%

           For 2008, fifty percent of the bonus opportunity was based on the Company’s adjusted funds from operations (“FFO”), with the remaining fifty percent based on the subjective assessment of individual performance.

The Chief Executive Officer provided the Committee with an assessment of each executive officer’s performance in 2008.  The Committee after consultation with the Chief Executive Officer determined the subjective portion of each executive officers bonus.  The principal factors noted in the assessment of the executive officers’ performance included:

•	completion of a 5.9 million share common stock offering in May 2008;

•	completion of a 6.0 million share common stock offering in the challenging market conditions of September 2008;

•	integration of the former Haven properties into owned and operated and prompt transition to a new third-party operator;

•	prudent investment underwriting and deployment of capital;

•	favorable lease extensions and re-leases; and

•	success in portfolio restructurings and workouts

The Company’s actual adjusted FFO for 2008 exceeded budget by over $7.9 million, although adjusted FFO per share available to common stockholders was $0.0031 less than the originally budgeted per share target due to the dilutive impact of an additional common stock offering that was not anticipated in the original budget.  On September 19, 2008, the Company completed an underwritten public offering of 6.0 million shares of its common stock at a price of $16.37 per share.  The net proceeds, after deducting underwriting discounts and offering expenses, were approximately $97 million.  The Company’s Board of Directors determined that it was in the best interests of the Company to complete an equity offering at that time in view of prevailing conditions in the capital markets and general economic conditions.

The Committee determined to payout the adjusted FFO component of executive officer bonuses for 2008, noting that it would be inappropriate to penalize executive officers for the dilutive impact of a successfully completed equity financing on favorable pricing terms, especially in view of then prevailing general economic and capital markets conditions.  The Committee also noted their subjective evaluation of the Company’s overall performance in 2008.  Accordingly, the Committee approved the following cash bonuses relating to 2008:

Considering these factors, the Committee set annual cash bonuses related to fiscal year 2008 as follows:

	Adjusted FFO Portion of Bonus	Subjective Portion of Bonus	Additional Cash Discretionary Bonus	Total Cash Bonus

C. Taylor Pickett	$274,750	$274,750	$--	$549,500
Daniel J. Booth	$84,625	$84,625	$--	$169,250
Robert O. Stephenson	$68,000	$68,000	$20,000	$156,000
R. Lee Crabill	$65,625	$65,625	$--	$131,250
Michael D. Ritz	$31,763	$31,763	$10,000	$73,526

We accrue estimated bonuses for our executive officers throughout the year service is performed relating to such bonuses, and thus bonuses are expensed in the year they are earned, assuming they are approved by our Board of Directors. Each officer must include his bonus in his taxable income in the year during which he receives it, which is generally in the year following the year it is earned.  We withhold appropriate tax withholdings from the bonus amounts awarded.

In view of current economic and market conditions, the Committee has determined that executive officer bonuses for 2009 will be entirely based on the subjective evaluation of performance, with 50% based on a review of overall corporate performance and 50% based on the review of individual corporate performance.

FFO and adjusted FFO are non-GAAP financial measures.   The Company calculates and reports FFO in accordance with the definition and interpretive guidelines issued by the National Association of Real Estate Investment Trusts ("NAREIT"), and consequently, FFO is defined as net income available to common stockholders, adjusted for the effects of asset dispositions and certain non-cash items, primarily depreciation and amortization.  Investors and potential investors in the Company’s securities should not rely on non-GAAP financial measures as a substitute for any GAAP measure, including net income.

Adjusted FFO is calculated as FFO available to common stockholders less non-cash stock-based compensation, litigation settlements, nursing home revenues and expenses, FIN 46 adjustments, and other non-recurring revenue and expense items as more fully set forth in the reconciliation in the Company’s earnings release included as Exhibit 99.1 to the Form 8-K furnished on February 6, 2009.  The Company believes that adjusted FFO provides an enhanced measure of the operating performance of the Company’s core portfolio as a REIT.  The Company's computation of adjusted FFO is not comparable to the NAREIT definition of FFO or to similar measures reported by other REITs.

Stock Incentives

2004 Awards.

In 2004, we entered into restricted stock agreements with four executive officers under the Omega Healthcare Investors, Inc. 2004 Stock Incentive Plan.  A total of 317,500 shares of restricted stock were granted, which equated to approximately $3.3 million of deferred compensation.  The shares were to vest thirty-three and one-third percent (33 ⅓%) on each of January 1, 2005, January 1, 2006 and January 1, 2007 so long as the executive officer remains employed on the vesting date, with vesting accelerating upon a qualifying termination of employment, upon the occurrence of a change of control (as defined in the restricted stock agreements), death or disability.  As of January 1, 2007, all such shares were vested.  In addition, we also entered into performance restricted stock unit agreements with four executive officers.  A total of 317,500 performance restricted stock units (PRSUs) were granted under the Omega Healthcare Investors, Inc. 2004 Stock Incentive Plan.  The PRSUs were fully vested as December 31, 2006 following our attaining $0.30 per share of common stock per fiscal quarter in “Adjusted Funds from Operations” (as defined in the performance restricted stock unit agreement) for two (2) consecutive quarters.  Dividend equivalents (plus an interest factor based on our Company’s cost of borrowing) accrued on unvested shares and were paid, according to the terms of the stock grant, because the PRSUs vested.  Dividend equivalents on vested PRSUs are paid currently.  Pursuant to the terms of the performance restricted stock unit agreements, each of the executive officers did not receive the vested shares attributable to the PRSUs until January 1, 2008.

2007 Awards.

Following its spring 2007 review of executive compensation and the analyses provided by Schronbaum, the Committee determined to utilize three types of long-term executive incentives:  (1) restricted stock awards for retention purposes and to encourage meaningful stock ownership, (2) PRSUs based on annualized performance to motivate and reward short-term performance, and (3) PRSUs based on cumulative performance through December 31, 2010 to motivate and reward long-term performance. These awards are shown in the Outstanding Equity Awards at Fiscal Year End for 2008 table below.  As more thoroughly described below, the PRSUs are designed to align executive compensation with the interests of stockholders by tying vesting to achievement to an 11% Total Shareholder Return hurdle rate.

2007 Restricted Stock Awards.

On May 7, 2007 we granted restricted stock awards to each of our five executive officers.  Each restricted stock award vests one-seventh on December 31, 2007 and two-sevenths on each of December 31, 2008, December 31, 2009, and December 31, 2010, subject to continued employment on the vesting date.  In addition, all restricted stock vests upon the officer’s death, disability, termination of employment by us without cause (as defined in the employment agreement), or if the officer voluntary quits for good reason (as defined in the employment agreement).  Dividends are paid currently on unvested and vested shares.  If unvested shares are forfeited, dividends that are paid after the date of the forfeiture are not paid on these shares.

2007 Performance Restricted Stock Unit Awards.

On May 7, 2007, we also awarded two types of PRSUs to our executive officers.  The two types of PRSU awards differ in the manner in which each award vests, as described below in greater detail.

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Vesting for both types of Awards Based on Total Shareholder Return.  One-half of the total number of PRSUs granted to each executive officer are subject to ratable annual vesting one-third on December 31 of each of 2008, 2009 and 2010 per year based on achievement of “Total Shareholder Return” (as described below) of 11% annualized through the applicable vesting date.  The other half vests 100% on December 31, 2010 based on achievement of Total Shareholder Returns of 11% annualized through the end of the three-year period.  Total Shareholder Return is determined by reference to the total aggregate increase in the stock price per share over the applicable performance period plus dividends per share paid during the performance period.  In calculating Total Shareholder Return, the beginning of the performance period stock value will be based on the twenty day trailing average closing price prior to May 7, 2007, and the end of the performance period stock value will normally be based on the twenty day trailing average closing price as of the last day of the performance period.

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Mechanics of Annual PRSU Vesting.  The PRSUs with annual vesting vest at the rate of one-third on each of December 31, 2008, December 31, 2009, and December 31, 2010, but only if the Company has achieved a Total Shareholder Return on an annualized basis of at least 11%, compounded as of each December 31, for the period commencing on May 7, 2007 and ending on the applicable vesting date.  The officer may catch-up on vesting that does not occur in a given year because of a missed hurdle if an 11% annualized cumulative Total Shareholder Return is achieved from May 7, 2007 through December 31, 2010.

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Mechanics of Three Year PRSU Vesting.  The Company must achieve Total Shareholder Return of 11% per year compounded in the same manner as described above for the PRSUs with annual vesting over the period from May 7, 2007 through December 31, 2010 for the PRSUs to vest.

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Termination of Employment.  In the event of the officer’s death, disability, termination of employment by the Company without cause, or voluntary resignation for good reason, the performance period for measuring Total Shareholder Return will end.  If the Company has achieved a Total Shareholder Return of 11% per year compounded annually from May 7, 2007 through the date the performance period is so ended, all the unforfeited PRSUs will then vest.  If the Total Shareholder Return goal has not been satisfied as of such date the PRSUs will be forfeited.

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Change of Control.  If a change of control occurs before December 31, 2010, then the performance period for determining whether the Total Shareholder Return hurdle of 11%, annualized, has been achieved will end on the change in control date.  The officer must be employed on the applicable vesting date for each type of PRSU award set forth above to vest. If the Company’s stock is bought for cash in the change in control, the PRSUs will be converted to a cash obligation, which will grow by the annual dividend yield of the Company for the last four quarters as of the date of the change in control until the date the shares attributable to vested PRSUs are distributable.

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Dividend Equivalents.  Dividend equivalents based on dividends paid to stockholders during the applicable performance period accrue on unvested and vested PRSUs.  Unpaid dividend equivalents accrue interest at a quarterly rate of interest equal to the Company’s average borrowing rate for the preceding quarter.  Accrued dividend equivalents plus interest are paid to the officer at the date the shares attributable to vested PRSUs are distributable.

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Distribution of Shares.  Shares attributable to vested PRSU’s are distributable upon the earliest of January 2, 2011, the officer’s death or disability, or termination of the officer’s employment by that Company without cause or resignation by the officer for good reason.  However, the distribution of shares attributable to PRSUs with annual vesting will be delayed for six months after any termination of the officer’s employment by the Company without cause or his resignation for good reason to the extent required to comply with 409A of the Internal Revenue Code.

Annualized total shareholder return for the period from May 7, 2007 through December 31, 2008 did not meet the 11% hurdle rate, and therefore none of the PRSUs vested in 2008.  As noted above, officers may “catch up” on vesting the 11% annualized cumulative total shareholder return is achieved from May 7, 2007 through December 31, 2010.

General.

We account for all stock and option awards in accordance with Statement of Financial Accounting Standards No. 123R (“FAS 123R”).  Executive officers recognize taxable income from stock option awards when a vested option is exercised. We generally receive a corresponding tax deduction for compensation expense in the year of exercise. The amount included in the executive officer’s wages and the amount we may deduct is equal to the most recent closing common stock price on the date the stock options are exercised less the exercise price multiplied by the number of stock options exercised. We do not pay or reimburse any executive officer for any taxes due upon exercise of a stock option or upon vesting of an award.

Other Benefits

All employees may participate in our 401(k) Retirement Savings Plan (the “401(k) Plan”). We provide this plan to help our employees save some amount of their cash compensation for retirement in a tax efficient manner. Under the 401(k) Plan, employees are eligible to make contributions, and we, at our discretion, may match contributions and make a profit sharing contribution. We do not provide an option for our employees to invest in our stock in the 401(k) plan.

We provide a competitive benefits package to all full-time employees which includes health and welfare benefits, such as medical, dental, disability insurance, and life insurance benefits. The plans under which these benefits are offered do not discriminate in scope, terms or operation in favor of officers and directors and are available to all salaried employees. We have no structured executive perquisite benefits (e.g., club memberships or company vehicles) for any executive officer, including the named executive officers, and we currently do not provide supplemental pensions to our employees, including the named executive officers.

Tax Deductibility of Executive Compensation

The SEC requires that this report comment upon our policy with respect to Section 162(m) of the Internal Revenue Code.  Section 162(m) disallows a federal income tax deduction for compensation over $1.0 million to any of the named executive officers unless the compensation is paid pursuant to a plan that is performance-related, non-discretionary and has been approved by our stockholders. We did not pay any compensation during 2008 that would be subject to Section 162(m). We believe that, because we qualify as a REIT under the Internal Revenue Code and therefore are not subject to federal income taxes on our income to the extent distributed, the payment of compensation that does not satisfy the requirements of Section 162(m) will not generally affect our net income, although to the extent that compensation does not qualify for deduction under Section 162(m), a larger portion of stockholder distributions may be subject to federal income taxation as dividend income rather than return of capital. We do not believe that Section 162(m) will materially affect the taxability of stockholder distributions, although no assurance can be given in this regard due to the variety of factors that affect the tax position of each stockholder. For these reasons, Section 162(m) does not directly govern the Compensation Committee’s compensation policy and practices.

Compensation Committee Report

The Committee reviewed and discussed the CD&A with management, and based on this review and discussion, the Committee recommended to the Board of Directors that the CD&A be included in this Proxy Statement and incorporated by reference in our Annual Report on Form 10-K for the year ended December 31, 2008.

Compensation Committee of the Board of Directors

Thomas F. Franke
Harold J. Kloosterman
Bernard J. Korman
Edward Lowenthal
Stephen D. Plavin

Summary Compensation Table

The following table summarizes the compensation of our “named executive officers” for the years ended December 31, 2008 and 2007.  Our named executive officers are our Chief Executive Officer, our Chief Financial Officer, and the three other most highly compensated executive officers.  With respect to stock awards, compensation in the table below includes not only compensation earned for services in the years indicated, but also compensation earned for services in prior years but recognized as an expense for financial reporting purposes in the years indicated.

Name and Principal Position (A)	Year (B)	Salary ($) (C)	Bonus ($) (1) (D)	Stock Awards ($) (2) (E)	Option Awards ($) (F)	Non-Equity Incentive Plan Compensation ($) (G)	Change in Pension Value and Non-qualified Deferred Compensation Earnings (H)	All Other Compen- sation ($) (3) (I)	Total ($) (J)
C. Taylor Pickett Chief Executive Officer	2008 2007 2006	$549,500 $530,500 $515,000	$549,500 $663,125 $463,500	$787,668 $525,112 $1,756,675	$ -- $ -- $ --	$ -- $ -- $ --	$ -- $ -- $ --	$13,800 $6,750 $30,711	$1,900,468 $1,725,487 $2,765,886
Robert O. Stephenson Chief Financial Officer	2008 2007 2006	$272,000 $262,700 $255,000	$156,000 $157,620 $114,750	$325,633 $217,088 $843,204	$ -- $ -- $ --	$ -- $ -- $ --	$ -- $ -- $ --	$13,800 $6,750 $18,172	$767,433 $644,158 $1,231,126
Daniel J. Booth Chief Operating Officer	2008 2007 2006	$338,500 $326,500 $317,000	$169,250 $244,875 $158,500	$471,801 $314,534 $1,054,005	$ -- $ -- $ --	$ -- $ -- $ --	$ -- $ -- $ --	$13,800 $6,750 $21,066	$993,351 $892,659 $1,550,571
R. Lee Crabill Senior Vice-President of Operations	2008 2007 2006	$262,500 $253,400 $246,000	$131,250 $136,840 $123,000	$290,746 $193,831 $808,071	$ -- $ -- $ --	$ -- $ -- $ --	$ -- $ -- $ --	$13,800 $6,750 $17,691	$698,296 $590,821 $1,194,762
Michael D. Ritz (4) Chief Accounting Officer	2008 2007 2006	$181,500 $145,833 $ --	$73,526 $111,250 $ --	$105,073 $70,048 $ --	$ -- $ -- $ --	$ -- $ -- $ --	$ -- $ -- $ --	$13,800 $5,346 $ --	$373,899 $332,477 $ --

(1)	Bonuses are reported in the year earned, whether or not paid before year end.

(2)
Represents the dollar amount expensed for the years indicated with respect to restricted stock and PRSU awards for financial reporting purposes in accordance with FAS 123R.  These amounts reflect the Company’s accounting expense for these awards in the year indicated, and do not correspond to actual value recognized by the officers.

Amounts shown for 2008 reflect dollar amount expense in 2008 with respect to restricted stock awards and PRSUs granted in May 2007.  Amounts shown for 2007 reflect dollar amount expense in 2007 with respect to restricted stock awards and PRSUs granted in May 2007.  Amounts shown for 2006 reflect dollar amount expensed in 2006 with respect to (i) restricted stock awards and (ii) PRSUs awarded in 2004 and earned in 2006 because we attained $0.30 per share of common stock in “Adjusted Funds from Operations” for two consecutive quarters, which target was set by the Committee in 2004.

(3)	All other compensation includes the following amounts over $10,000:

Name	Year	Interest on Dividends on Stock Awards		401(k) Matching Contribution
C. Taylor Pickett	2008 2007 2006	$ $ $	-- -- 24,111	$ $ $	13,800 6,750 6,600
Robert O. Stephenson	2008 2007 2006	$ $ $	-- -- 11,572	$ $ $	13,800 6,750 6,600
Daniel J. Booth	2008 2007 2006	$ $ $	-- -- 14,466	$ $ $	13,800 6,750 6,600
R. Lee Crabill	2008 2007 2006	$ $ $	-- -- 11,091	$ $ $	13,800 6,750 6,600
Michael D. Ritz	2008 2007 2006	$ $ $	-- -- --	$ $ $	13,800 5,346 --

(4)	Mr. Ritz began employment with the Company on February 28, 2007.

The Company did not grant any plan-based awards to executive officers in 2008, and accordingly the Grants of Plan-Based Awards table is intentionally omitted.

Outstanding Equity Awards at Fiscal Year End for 2008

	Option Awards					Stock Awards
Name (A)	Number of Securities Underlying Unexercised Options (#) Exercisable (B)	Number of Securities Underlying Unexercised Options (#) Unexercisable (C)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#) (D)	Option Exercise Price ($) (E)	Option Expiration Date (F)	Number of Shares or Units of Stock That Have Not Vested (#) (G)	Market Value of Shares or Units of Stock That Have Not Vested ($) (H)(1)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#) (I)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($) (1) (J)
C. Taylor Pickett								65,368 (2) 49,026 (3) 49,026 (4)	$1,043,927 $782,945 $782,945
Robert O. Stephenson								27,024 (2) 20,268 (3) 20,268 (4)	$431,573 $323,680 $323,680
Daniel J. Booth								39,154 (2) 29,366 (3) 29,366 (4)	$625,289 $468,975 $468,975
R. Lee Crabill								24,129 (2) 18,097 (3) 18,097 (4)	$385,340 $289,009 $289,009
Michael D. Ritz								8,272 (2) 7,239 (3) 7,239 (4)	$132,104 $115,607 $115,607

(1)            The market value is based on the closing price of our common stock on December 31, 2008 of $15.97.

(2)
Restricted stock awards vesting one-seventh on December 31, 2007 and two-sevenths on each of December 31, 2008, December 31, 2009, and December 31, 2010, subject to continued employment on the vesting date. In addition, all restricted stock vests upon the officer’s death, disability, termination of employment by us without cause (as defined in the employment agreement), or if the officer voluntary quits for good reason (as defined in the employment agreement).  Dividends are paid currently on unvested and vested shares. If unvested shares are forfeited, dividends that are paid after the date of the forfeiture are not paid on these shares.

(3)
PRSUs vesting one-third on each of December 31, 2008, 2009 and 2010 subject to achieving Total Shareholder Return of at least 11% annualized from the date of grant through the vesting date. See “2007 Performance Restricted stock Unit Awards” under “CD&A” above for further information.

(4)
PRSUs vesting December 31, 2010 subject to achieving cumulative Total Shareholder Return of at least 11% annualized from the date of grant through the vesting date. See “2007 Performance Restricted Stock Unit Awards” under “CD&A” above for further information.

Option Exercises and Stock Vested for 2008

Option Awards			Stock Awards
Name (A)	Number of Shares Acquired on Exercise (#) (B)	Value Realized on Exercise ($) (1) (C)	Number of Shares Acquired on Vesting (#) (D)	Value Realized on Vesting ($) (2) (E)
C. Taylor Pickett	--	$--	32,684	$521,963
Robert O. Stephenson	--	$--	13,512	$215,787
Daniel J. Booth	--	$--	19,577	$312,645
R. Lee Crabill	--	$--	12,064	$192,662
Michael D. Ritz	--	$--	4,136	$66,052

(1)	This amount represents the gain to the employee based on the market price of underlying shares at the date of exercise less the exercise price.

(2)	The market value is based on the closing price of our common stocks on December 31, 2008 of $15.97.

Compensation and Severance Agreements

C. Taylor Pickett Employment Agreement

We entered into an employment agreement with C. Taylor Pickett, dated as of September 1, 2004, to be our Chief Executive Officer. We amended the agreement with the consent of Mr. Pickett, effective May 7, 2007.  The amendment extended the term of the agreement set to expire on December 31, 2007 for an additional three-year-period until December 2010.

Mr. Pickett’s current base salary is $558,000 per year, subject to increase by us and his employment provides that he will be eligible for an annual bonus of up to 100% of his base salary based on criteria determined by the Compensation Committee of our Board of Directors.

If we terminate Mr. Pickett’s employment without “cause” or if he resigns for “good reason,” we will pay him severance equal to three times the sum of his then current annual base salary plus his average annual bonus over the last three completed calendar years, which amount will be paid in installments over the 36-month-period following his termination.  “Cause” is defined in the employment agreement to include events such as willful refusal to perform duties, willful misconduct in performance of duties, unauthorized disclosure of confidential company information, or fraud or dishonesty against us. “Good reason” is defined in the employment agreement to include events such as our material breach of the employment agreement or our relocation of Mr. Pickett’s employment to more than 50 miles away without his consent.

Mr. Pickett is required to execute a release of claims against us as a condition to the payment of severance benefits. Severance is not paid if the term of the employment agreement expires.  If Mr. Pickett dies during the term of the employment agreement, his estate is entitled to a prorated bonus for the year of his death.

Mr. Pickett is restricted from using any of our confidential information during his employment and for two years thereafter or from using any trade secrets during his employment and for as long thereafter as permitted by applicable law. During the period of employment and for one year thereafter, Mr. Pickett is obligated not to provide within the states where Omega owns property as of May 7, 2007, managerial services or management consulting services to a “competing business.” Competing business is defined to include a list of named competitors and any other business with the primary purpose of leasing assets to healthcare operators or financing ownership or operation of senior, retirement or healthcare - related real estate. In addition, during the period of employment and for one year thereafter, Mr. Pickett agrees not to solicit clients or customers with whom he had material contact or to solicit our management level employees. If the term of the employment agreement expires at December 31, 2010 and as a result no severance is paid, then these provisions also expire at December 31, 2010.

Daniel J. Booth Employment Agreement

We entered into an employment agreement with Daniel J. Booth, dated as of September 1, 2004, to be our Chief Operating Officer.  We amended the agreement with the consent of Mr. Booth, effective May 7, 2007.  The amendment extended the term of the agreement set to expire on December 31, 2007 for an additional three-year-period until December 31, 2010.

Mr. Booth’s current base salary is $344,000 per year, subject to increase by us and his employment agreement provides that he will be eligible for an annual bonus of up to 50% of his base salary based on criteria determined by the Compensation Committee of our Board of Directors.  However, in a separate letter, we provided that, for 2007, his percentage bonus opportunity was up to 75% of his base salary.

If we terminate Mr. Booth’s employment without “cause” or if he resigns for “good reason,” we will pay him severance equal to two times the sum of his then current annual base salary plus his average annual bonus over the last three completed calendar years, which amount will be paid in installments over the 24-month-period following his termination.  “Cause” is defined in the employment agreement to include events such as willful refusal to perform duties, willful misconduct in performance of duties, unauthorized disclosure of confidential company information, or fraud or dishonesty against us. “Good reason” is defined in the employment agreement to include events such as our material breach of the employment agreement or our relocation of Mr. Booth’s employment to more than 50 miles away without his consent.

Mr. Booth is required to execute a release of claims against us as a condition to the payment of severance benefits. Severance is not paid if the term of the employment agreement expires.  If Mr. Booth dies during the term of the employment agreement, his estate is entitled to a prorated bonus for the year of his death.

Mr. Booth is restricted from using any of our confidential information during his employment and for two years thereafter or from using any trade secrets during his employment and for as long thereafter as permitted by applicable law. During the period of employment and for one year thereafter, Mr. Booth is obligated not to provide within the states where Omega owns property as of May 7, 2007, managerial services or management consulting services to a “competing business.”  Competing business is defined to include a list of named competitors and any other business with the primary purpose of leasing assets to healthcare operators or financing ownership or operation of senior, retirement or healthcare - related real estate. In addition, during the period of employment and for one year thereafter, Mr. Booth agrees not to solicit clients or customers with whom he had material contact or to solicit our management level employees. If the term of the employment agreement expires at December 31, 2010 and as a result no severance is paid, then these provisions also expire at December 31, 2010.

Robert O. Stephenson Employment Agreement

We entered into an employment agreement with Robert O. Stephenson, dated as of September 1, 2004, to be our Chief Financial Officer.  We amended the agreement with the consent of Mr. Stephenson, effective May 7, 2007.  The amendment extended the term of the agreement set to expire on December 31, 2007 for an additional three-year-period until December 31, 2010.

Mr. Stephenson’s current base salary is $276,500 per year, subject to increase by us and his employment agreement provides that he will be eligible for an annual bonus of up to 50% of his base salary based on criteria determined by the Compensation Committee of our Board of Directors.  However, in a separate letter, we provided that, for 2007, his percentage bonus opportunity was up to 60% of his base salary.

If we terminate Mr. Stephenson’s employment without “cause” or if he resigns for “good reason,” we will pay him severance equal to one and one-half times the sum of his then current annual base salary plus his average annual bonus over the last three completed calendar years, which amount will be paid in installments over the 18-month-period following his termination.  “Cause” is defined in the employment agreement to include events such as willful refusal to perform duties, willful misconduct in performance of duties, unauthorized disclosure of confidential company information, or fraud or dishonesty against us. “Good reason” is defined in the employment agreement to include events such as our material breach of the employment agreement or our relocation of Mr. Stephenson’s employment to more than 50 miles away without his consent.

Mr. Stephenson is required to execute a release of claims against us as a condition to the payment of severance benefits. Severance is not paid if the term of the employment agreement expires.  If Mr. Stephenson dies during the term of the employment agreement, his estate is entitled to a prorated bonus for the year of his death.

Mr. Stephenson is restricted from using any of our confidential information during his employment and for two years thereafter or from using any trade secrets during his employment and for as long thereafter as permitted by applicable law. During the period of employment and for one year thereafter, Mr. Stephenson is obligated not to provide within the states where Omega owns property as of May 7, 2007, managerial services or management consulting services to a “competing business.”  Competing business is defined to include a list of named competitors and any other business with the primary purpose of leasing assets to healthcare operators or financing ownership or operation of senior, retirement or healthcare - related real estate. In addition, during the period of employment and for one year thereafter, Mr. Stephenson agrees not to solicit clients or customers with whom he had material contact or to solicit our management level employees. If the term of the employment agreement expires at December 31, 2010 and as a result no severance is paid, then these provisions also expire at December 31, 2010.

R. Lee Crabill, Jr. Employment Agreement

We entered into an employment agreement with R. Lee Crabill, dated as of September 1, 2004, to be our Senior Vice President of Operations.  We amended the agreement with the consent of Mr. Crabill, effective May 7, 2007.  Then amendment extended the term of the agreement set to expire on December 31, 2007, for an additional three-year-period until December 31, 2010.

Mr. Crabill’s current base salary is $266,500 per year, subject to increase by us and his employment agreement provides that he will be eligible for an annual bonus of up to 50% of his base salary based on criteria determined by the Compensation Committee of our Board of Directors. However, in a separate letter, we provided that, for 2007, his percentage bonus opportunity was up to 60% of his base salary.

If we terminate Mr. Crabill’s employment without “cause” or if he resigns for “good reason,” we will pay him severance equal to one and one-half times the sum of his then current annual base salary plus his average annual bonus over the last three completed calendar years, which amount will be paid in installments over the 18-month-period following his termination.  “Cause” is defined in the employment agreement to include events such as willful refusal to perform duties, willful misconduct in performance of duties, unauthorized disclosure of confidential company information, or fraud or dishonesty against us. “Good reason” is defined in the employment agreement to include events such as our material breach of the employment agreement or our relocation of Mr. Crabill’s employment to more than 50 miles away without his consent.

Mr. Crabill is required to execute a release of claims against us as a condition to the payment of severance benefits. Severance is not paid if the term of the employment agreement expires.  If Mr. Crabill dies during the term of the employment agreement, his estate is entitled to a prorated bonus for the year of his death.

Mr. Crabill is restricted from using any of our confidential information during his employment and for two years thereafter or from using any trade secrets during his employment and for as long thereafter as permitted by applicable law. During the period of employment and for one year thereafter, Mr. Crabill is obligated not to provide within the states where Omega owns property as of May 7, 2007, managerial services or management consulting services to a “competing business.”  Competing business is defined to include a list of named competitors and any other business with the primary purpose of leasing assets to healthcare operators or financing ownership or operation of senior, retirement or healthcare - related real estate. In addition, during the period of employment and for one year thereafter, Mr. Crabill agrees not to solicit clients or customers with whom he had material contact or to solicit our management level employees. If the term of the employment agreement expires at December 31, 2010 and as a result no severance is paid, then these provisions also expire at December 31, 2010.

Michael D. Ritz Employment Agreement

           We entered into an employment agreement with Michael D. Ritz, dated as of May 7, 2007, to be our Chief Accounting Officer. The term of the agreement expires on December 31, 2010.

           Mr. Ritz’ current base salary is $184,500 per year, subject to increase by us, and his employment agreement provides that he will be eligible for an annual bonus of up to 35% of his base salary based on criteria determined by the Compensation Committee of our Board of Directors plus, for 2007 only, a guaranteed bonus of $40,000, subject to his continued employment on the date the bonus is paid.

           If we terminate Mr. Ritz’ employment without “cause” or if he resigns for “good reason,” we will pay him severance equal to one times the sum of his then current annual base salary plus his average annual bonus over the last three completed calendar years, which amount will be paid in installments over the 12-month-period following his termination. “Cause” is defined in the employment agreement to include events such as willful refusal to perform duties, willful misconduct in performance of duties, unauthorized disclosure of confidential company information, or fraud or dishonesty against us. “Good reason” is defined in the employment agreement to include events such as our material breach of the employment agreement or our relocation of Mr. Ritz’ employment to more than 50 miles away without his consent.

           Mr. Ritz is required to execute a release of claims against us as a condition to the payment of severance benefits. Severance is not paid if the term of the employment agreement expires. If Mr. Ritz dies during the term of the employment agreement, his estate is entitled to a prorated bonus for the year of his death.

           Mr. Ritz is restricted from using any of our confidential information during his employment and for two years thereafter or from using any trade secrets during his employment and for as long thereafter as permitted by applicable law. During the period of employment and for one year thereafter, Mr. Ritz is obligated not to provide, within the states where Omega owns property as of May 7, 2007, managerial services or management consulting services to a “competing business.” Competing business is defined to include a list of named competitors and any other business with the primary purpose of leasing assets to healthcare operators or financing ownership or operation of senior, retirement or healthcare-related real estate. In addition, during the period of employment and for one year thereafter, Mr. Ritz agrees not to solicit clients or customers with whom he had material contact or to solicit our management level employees. If the term of the employment agreement expires at December 31, 2010 and as a result no severance is paid, then these provisions also expire at December 31, 2010.

Each of the employment agreements listed above were amended in December 2008 to comply with Section 409(a) of the Internal Revenue Code.  However, the amendments did not result in any material changes to the employment agreements.

Potential Payments Upon Termination or Change of Control

The table below illustrates the incremental compensation that would have been payable in the event of termination events identified below, as if they had occurred as of December 31, 2008.

In general, the occurrence of a change of control does not increase benefits that would otherwise be payable upon termination without cause or resignation for good reason.  If a change of control occurs before the end of a performance period under the outstanding PRSUs, then the performance period for the applicable PRSU will end on the change in control date.  However, the PRSUs only vest if the officer is employed at the original vesting date, or the officer is terminated for cause or resigns for good reason.  For a description of the vesting of restricted stock and PRSUs, see “Stock Incentives” on page 14 above.  For a description of circumstances constituting “cause” and “good reason”, and further detail regarding the estimated payments and benefits upon the occurrence of certain triggering events, see the discussion of each officer’s employment agreement above.

	Involuntary Without Cause or Voluntary for Good Reason	Death or Disability
C. Taylor Pickett:
Severance	$3,324,625	$--
Accelerated Vesting of Restricted Stock(1)	$1,043,927	$1,043,927

Total Value of Payments:	$4,368,552	$1,043,927

Robert O. Stephenson:
Severance	$622,185	$--
Accelerated Vesting of Restricted Stock(1)	$431,573	$431,573

Total Value of Payments:	$1,053,758	$431,573

Daniel J. Booth:
Severance	$1,058,750	$--
Accelerated Vesting of Restricted Stock(1)	$625,289	$625,289

Total Value of Payments:	$1,684,039	$625,289

R. Lee Crabill:
Severance	$589,295	$--
Accelerated Vesting of Restricted Stock(1)	$385,340	$385,340

Total Value of Payments:	$974,635	$385,340

Michael D. Ritz:
Severance	$268,888	$--
Accelerated Vesting of Restricted Stock(1)	$132,104	$132,104

Total Value of Payments:	$400,992	$132,104

(1) Based on closing stock price as of December 31, 2008.

Compensation of Directors

Name (A)	Fees earned or paid in cash ($) (B)	Stock Awards ($) (1)(2) (C)	Option Awards ($) (D)	Non-Equity Incentive Plan Compensation ($) (E)	Change in Pension Value and Non-Qualified Deferred Compensation Earnings (F)	All Other Compensation ($) (G)	Total ($) (H)

Thomas F. Franke	$57,500	$45,463	$--	$--	$--	$--	$102,963
Harold J. Kloosterman	$78,000	$45,463	$--	$--	$--	$--	$123,463
Bernard J. Korman	$84,500	$64,713	$--	$--	$--	$--	$149,213
Edward Lowenthal	$58,000	$45,463	$--	$--	$--	$--	$103,463
Stephen D. Plavin	$76,000	$45,463	$--	$--	$--	$--	$121,463

(1)	Dollar amount expensed during fiscal year.

(2)	Grants of plan-based awards table for 2008:

Name	Grant Date	Shares Awarded	Grant Date Fair Value
Franke	1/7/2008 2/15/2008 5/15/2008 8/15/2008 11/17/2008	1,500 384 345 342 488	$22,560 $ 6,244 $ 6,241 $ 6,245 $ 6,251
Kloosterman	1/7/2008 2/15/2008 5/15/2008 8/15/2008 11/17/2008	1,500 384 345 342 488	$22,560 $ 6,244 $ 6,241 $ 6,245 $ 6,251
Korman	1/7/2008 2/15/2008 5/15/2008 8/15/2008 11/17/2008	2,500 384 345 342 488	$37,600 $ 6,244 $ 6,241 $ 6,245 $ 6,251
Lowenthal	1/7/2008 2/15/2008 5/15/2008 8/15/2008 11/17/2008	1,500 384 345 342 488	$22,560 $ 6,244 $ 6,241 $ 6,245 $ 6,251
Plavin	1/7/2008 2/15/2008 5/15/2008 8/15/2008 11/17/2008	1,500 384 345 342 488	$22,560 $ 6,244 $ 6,241 $ 6,245 $ 6,251

Our standard compensation arrangement for directors for 2008 provided that each non-employee director is entitled to receive (i) a cash payment of $25,000 payable in quarterly installments of $6,250, (ii) a quarterly grant of shares of common stock equal to the number of shares determined by dividing the sum of $6,250 by the fair market value of the common stock on the date of each quarterly grant, currently set at February 15, May 15, August 15 and November 15, and (iii) an annual grant of 1,500 shares of restricted stock with an additional 1,000 restricted shares granted to the Chairman of the Board annually.  In addition, the Chairman of the Board receives an additional annual payment of $25,000, the Chairman of the Audit Committee receives an additional $15,000, the Chairman of the Compensation Committee receives an additional $10,000 and all other committee chairmen receive $7,000.

We also pay each non-employee director fees equal to $1,500 per meeting for attendance at each regularly scheduled meeting of the Board of Directors. For each teleconference or called special meeting of the Board of Directors, each non-employee director receives $1,500 per meeting.  In addition, each new non-employee director of our Company will be awarded options with respect to 10,000 shares upon his or her initial election as a director.

The number of shares of restricted stock granted to non-employee directors each year has been modified commencing in 2009.  The Chairman of the Board is now entitled to receive a grant of 3,500 shares of restricted stock each year, and each of the other non-employee directors is entitled to receive a grant of 2,100 shares of restricted stock each year.  These restricted stock grants were made as of February 3, 2009 and will be made as of January 15 in future years (or if January 15 is not a business day, the next business day).

Non-employee director restricted stock vests ratably over a three-year period beginning January 1 following the date of the grant.  In addition, we reimburse the directors for travel expenses incurred in connection with their duties as directors. Employee directors receive no compensation for service as directors.

Deferred Stock Plan

The Board of Directors of the Company has adopted a Deferred Stock Plan that allows directors and executive officers to defer receipt of stock grants, subject to the terms of the plan and agreements approved by the Compensation Committee of the Board of Directors for such purpose.  The terms and conditions will be reflected in a deferral agreement approved by the Compensation Committee.  If a participant makes a deferral election, the deferred shares will be issued at a date or event specified in the deferral agreement.

Unless otherwise determined by the Compensation Committee, each stock grant that is deferred will accrue dividend equivalents.  The Compensation Committee may provide in the applicable agreement that dividend equivalents will be deferred along with the stock grants or may give the participant the right to elect to receive the dividend equivalents currently or defer them.  If a participant makes a deferral election, the dividend equivalents will be deferred until the date or event specified in the participant’s agreement.  The Compensation Committee may allow a participant to elect, or may require, that deferred dividend equivalents will be converted into common stock under a conversion formula or instead that the dividend equivalents will not be converted but the amount will be increased by an interest rate set by the Compensation Committee.

Compensation Committee Interlocks and Insider Participation

Thomas F. Franke, Harold J. Kloosterman, Bernard J. Korman, Edward Lowenthal and Stephen D. Plavin were members of the Compensation Committee for the year ended December 31, 2008 and during such period, there were no Compensation Committee interlocks or insider participation in compensation decisions.

AUDIT COMMITTEE MATTERS

           The Audit Committee’s purpose is to oversee the accounting and financial reporting processes of our Company, the audits of our financial statements, the qualifications of the public accounting firm engaged as our independent auditor to prepare and issue an audit report on our financial statements and the related internal control over financial reporting, and the performance of our independent auditors.  The Audit Committee has the sole authority and responsibility to select, determine the compensation of, evaluate and, when appropriate, replace our Company’s independent auditors. The Audit Committee’s function is more fully described in its revised charter, which the Board of Directors adopted on January 16, 2007, and is available on our website at www.omegahealthcare.com. The Board of Directors reviews the Audit Committee Charter annually.

The Audit Committee has three independent directors, and the Board of Directors has determined that each Audit Committee member is independent under the standards of director independence established under our corporate governance policies and the NYSE listing requirements and is also “independent” for purposes of Section 10A(m)(3) of the Securities Exchange Act of 1934.  In addition, the Board of Directors has determined that Stephen Plavin is an “audit committee financial expert,” as defined by SEC rules.

Management is responsible for the preparation, presentation, and integrity of our financial statements, accounting and financial reporting principles, internal control over financial reporting, and procedures designed to ensure compliance with accounting standards, applicable laws, and regulations.  Our Company’s independent auditor, Ernst & Young LLP, is responsible for auditing and expressing opinions on the conformity of our Company’s consolidated financial statements with accounting principles generally accepted in the United States, and the effectiveness of our Company’s internal control over financial reporting based on criteria established in Internal Control – Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (the COSO criteria).

Audit Committee Report

The Audit Committee, with respect to the audit of Omega’s 2008 audited consolidated financial statements, reports as follows:

1)	The Audit Committee has reviewed and discussed our 2008 audited consolidated financial statements with Omega’s management;

2)
The Audit Committee has discussed with Ernst & Young LLP the matters required to be discussed by Statement on Auditing Standards No. 61, as amended, “Communication with Audit Committees” and SEC Regulation S-X, Rule 2-07, which include, among other items, matters related to the conduct of the audit of Omega’s consolidated financial statements, and the Public Company Accounting Oversight Board (“PCAOB”) Auditing Standard No. 5, (“An Audit of Internal Control Over Financial Reporting that is integrated with an Audit of Financial Statements”);

3)
The Audit Committee has received written disclosures and the letter from Ernst & Young LLP required by PCAOB Rule 3526 “Communications with Audit Committees Concerning Independence,” (which relates to the auditor’s independence from Omega and its related entities) and has discussed with Ernst & Young LLP its independence from Omega;

4)
Based on reviews and discussions of Omega’s 2008 audited consolidated financial statements with management and discussions with Ernst & Young LLP, the Audit Committee recommended to the Board of Directors that Omega’s 2008 audited consolidated financial statements be included in our Company’s Annual Report on Form 10-K;

5)
The Audit Committee has policies and procedures that require the pre-approval by the Audit Committee of all fees paid to, and all service performed by, our Company’s independent auditor. At the beginning of each year, the Audit Committee approves the proposed services, including the nature, type and scope of service contemplated and the related fees, to be rendered by the firm during the year. In addition, Audit Committee pre-approval is also required for those engagements that may arise during the course of the year that are outside the scope of the initial services and fees approved by the Audit Committee. For each category of proposed service, the independent accounting firm is required to confirm that the provision of such services does not impair its independence. Pursuant to the Sarbanes-Oxley Act of 2002, the fees and services provided as noted in the table below were authorized and approved by the Audit Committee in compliance with the pre-approval policies and procedures described herein; and

6)	The Committee has also reviewed the services provided by Ernst & Young LLP discussed below and has considered whether provision of such services is compatible with maintaining auditor independence.

Audit Committee of the Board of Directors

Stephen D. Plavin
Harold J. Kloosterman
Edward Lowenthal

RELATIONSHIP WITH INDEPENDENT AUDITORS

Independent Auditors

Ernst & Young LLP audited our financial statements for each of the years ended December 31, 2008, 2007 and 2006.  Representatives of Ernst & Young LLP are expected to be present at the Annual Meeting and will be given the opportunity to make a statement if they desire to do so.  It is also expected that they will be available to respond to appropriate questions from stockholders at the Annual Meeting.  Approval of our independent auditors is not a matter required to be submitted to stockholders; however, the Board considers the selection of the independent auditor to be an important matter of stockholder concern and is submitting the selection of Ernst & Young LLP for ratification by stockholders as a matter of good corporate practice.

Fees

The following table presents fees for professional audit services rendered by Ernst & Young LLP for the audit of our Company’s annual financial statements for the fiscal years 2008 and 2007 and fees billed for other services rendered by Ernst & Young LLP during those periods, all of which were pre-approved by the Audit Committee.

	Year Ended December 31,
	2008	2007

Audit Fees	$874,000	$793,000
Audit-Related Fees	—	—
Tax Fees	—	—
All Other Fees	6,000	6,000
Total	$880,000	$799,000

Audit Fees

The aggregate fees billed by Ernst & Young LLP for professional services rendered to our Company for the audit of our Company’s annual financial statements for fiscal years 2008 and 2007, the audit of the effectiveness of our Company’s internal control over financial reporting related to Section 404 of the Sarbanes-Oxley Act of 2002 for fiscal years 2008 and 2007, the reviews of the financial statements included in our Company’s Forms 10-Q for fiscal years 2008 and 2007, and services relating to securities and other filings with the SEC, including comfort letters and consents, were approximately $874,000 and $793,000, respectively.

Audit Related Fees

Ernst & Young LLP was not engaged to perform services for our Company relating to due diligence related to mergers and acquisitions, accounting consultations and audits in connection with acquisitions, internal control reviews, attest services that are not required by statute or regulation, or consultation concerning financial accounting and reporting standards for fiscal years 2008 and 2007.

Tax Fees

Ernst & Young LLP was not engaged to perform services to our Company relating to tax compliance, tax planning and tax advice for fiscal years 2008 and 2007, respectively.

All Other Fees

Ernst & Young LLP also billed us approximately $6,000 annually for access to an online accounting research tool in 2008 and 2007.

Determination of Auditor Independence

The Audit Committee considered the provision of non-audit services by our independent auditor and has determined that the provision of such services was consistent with maintaining the independence of Ernst & Young LLP.

Audit Committee’s Pre-Approval Policies

The Audit Committee’s current practice is to pre-approve all audit services and all permitted non-audit services to be provided to our Company by our independent auditor; provided, however, pre-approval requirements for non-audit services are not required if all such services:  (1) do not aggregate to more than five percent of total revenues paid by us to our accountant in the fiscal year when services are provided; (2) were not recognized as non-audit services at the time of the engagement; and (3) are promptly brought to the attention of the Audit Committee and approved prior to the completion of the audit by the Audit Committee.

PROPOSAL 2 – AMENDMENT TO OMEGA’S ARTICLES OF INCORPORATION TO INCREASE THE NUMBER OF AUTHORIZED SHARES OF COMMON STOCK

           On February 18, 2009 our Board of Directors approved a proposal to amend our Articles of Incorporation, subject to stockholder approval, to increase the number of shares of the Company’s common stock authorized for issuance.  Our Articles of Incorporation presently authorize us to issue 120 million shares of stock, consisting of 100 million shares of common stock and 20 million shares of preferred stock. We are proposing to amend our Articles of Incorporation to increase the number of authorized shares of our common stock from 100 million to 200 million. The number of authorized shares of our preferred stock would remain the same.

           We propose that Article IV, Section 1 of our Articles of Incorporation be amended to read in its entirety as follows:

The total number of shares of capital stock which the corporation shall have authority to issue is Two Hundred Twenty Million (220,000,000), of which Two Hundred Million (200,000,000) shall be shares of Common Stock having a par value of $.10 per share and Twenty Million (20,000,000) shall be shares of Preferred Stock having a par value of $1.00 per share.  The aggregate par value of all said shares shall be Forty Million Dollars ($40,000,000).  Prior to the increase, the aggregate par value of all said shares was Thirty Million Dollars ($30,000,000).

At March 31, 2009, there were 82,408,075 shares of common stock issued and outstanding and 3,553,082 shares were reserved for issuance pursuant to our Dividend Reinvestment and Common Stock Purchase Plan and stock incentive plans.  As a result, as of March 31, 2009, we had 14,038,843 shares of authorized common stock available for future issuance.  As a real estate investment trust, we frequently use common stock offerings to fund future investments.  For example, we issued 7.13 million shares of common stock in April 2007, 5.9 million shares in May 2008, and 6.0 million shares in September 2008.  In addition, we issued approximately 1.2 million shares in 2007 and approximately 2.1 million shares in 2008 under our Dividend Reinvestment and Stock Purchase Plan.  Our Board of Directors believes it is in the best interests of our stockholders to increase the number of authorized shares of common stock as it would provide flexibility with respect to future transactions, including raising additional capital, acquisitions, stock splits and other general corporate purposes.

           The additional authorized common stock would be part of our current class of common stock and, if and when issued, would have the same rights and privileges as our presently issued and outstanding common stock. We may use authorized shares of common and preferred stock from time to time as appropriate and opportune situations arise.

Our stockholders will not have any preemptive rights with respect to the additional shares being authorized. No further approval by stockholders would be necessary prior to the issuance of any additional shares of common stock or preferred stock, except as may be required by law or applicable NYSE rules. In certain circumstances, generally relating to the number of shares to be issued and the identity of the recipient, the rules of the NYSE require stockholder authorization in connection with the issuance of such additional shares. Subject to applicable law and the rules of the NYSE, our Board of Directors has the sole discretion to issue additional shares of common stock and the Board of Directors does not intend to issue any stock except for reasons and on terms which our Board of Directors deems to be in the best interests of our stockholders. The issuance of any additional shares of common or preferred stock may have the effect of diluting the percentage of stock ownership of our present stockholders. However, in any such event, stockholders wishing to maintain their interests may be able to do so through normal market purchases.

If our stockholders approve this Proposal 2, an amendment to our Articles of Incorporation will be filed with the State Department of Assessments and Taxation of Maryland and will be effective as of the date of acceptance for record by the State Department of Assessments and Taxation.

Voting Required for Approval

           The affirmative vote of a majority of all the outstanding shares of our common stock entitled to vote at our Annual Meeting is required for approval of the proposed amendment to our Articles of Incorporation. Consequently, abstentions and broker non-votes will have the same effect as votes against the proposal. The amendment to our Articles of Incorporation is considered a “routine” matter under the rules of the NYSE, and accordingly, intermediaries such as banks and brokers will be afforded discretionary authority to vote on this Proposal 2.

Recommendation of the Board

The Board of Directors unanimously recommends that a vote FOR the amendment to our Articles of Incorporation to increase the number of authorized shares of common stock from 100 million to 200 million.

 PROPOSAL 3 — PROPOSAL TO RATIFY THE SELECTION OF ERNST & YOUNG LLP AS OUR INDEPENDENT AUDITOR FOR THE FISCAL YEAR 2009

The Audit Committee has selected Ernst & Young LLP as our Company’s independent auditor for the current fiscal year, and the Board of Directors is asking stockholders to ratify that selection.  Although current law, rules, and regulations, as well as the charter of the Audit Committee, require our Company’s independent auditor to be engaged, retained, and supervised by the Audit Committee, the Board of Directors considers the selection of the independent auditor to be an important matter of stockholder concern and is submitting the selection of Ernst & Young LLP for ratification by stockholders as a matter of good corporate governance. However, if the stockholders  do not ratify  the  selection,  the  Board  of Directors  and the Audit  Committee  will  reconsider whether or not to retain Ernst & Young LLP.  Even if the selection is ratified, the Board of Directors and the Audit Committee in their discretion may change the appointment at any time during the year if they determine that such a change would be in the best interest of us and our stockholders.  Information concerning the services Ernst & Young provided to us can be found beginning on page 28.

Voting Required for Approval

The affirmative vote of holders of a majority of all votes cast on the matter is required to ratify the selection of Ernst & Young LLP as our Company’s independent auditor for the current fiscal year.

           Accordingly, abstentions and broker non-votes, if any, will have no effect on the outcome of the vote on any of these proposals.

Recommendation of the Board

           The Board of Directors and the members of the Audit Committee unanimously recommend a vote FOR the proposal to ratify the selection of Ernst & Young LLP as our independent auditor for the fiscal year 2009.

STOCKHOLDER PROPOSALS

December 21, 2009 is the date by which proposals of stockholders intended to be presented at the 2010 Annual Meeting of Stockholders must be received by us for inclusion in our proxy statement and form of proxy relating to that meeting.

In addition, our Bylaws provide that in order for business to be brought before the Annual Meeting, a stockholder must deliver or mail written notice to our Secretary at our principal executive office not less than 60 days nor more than 90 days prior to the first anniversary of the preceding year’s Annual Meeting provided, however, that if the date of the Annual Meeting is advanced by more than 30 days or delayed by more than 60 days from such anniversary date, notice must be delivered not more than 90 days prior to such Annual Meeting nor less than 60 days prior to such Annual Meeting or if later, not later than the close of business on the tenth day following the day on which the date of such meeting is publicly announced.   The notice must state the stockholder’s name, address, class and number of shares of our stock and briefly describe the business to be brought before the meeting, the reasons for conducting such business at the meeting and any material interest of the stockholder and of the beneficial owner, if any, on whose behalf the proposal is made.  If the stockholder intends to nominate a candidate for election as a director, in addition to the requirements set forth above, the notice should include the name of the nominee for election as a director, the age of the nominee, the nominee’s business address and experience during the past five years, the number of shares of our stock beneficially held by the nominee, and such other information concerning the nominee as would be required to be included in a proxy statement soliciting proxies for the election of the nominee.  The notice must also include a description of all arrangements or understandings between such stockholder and each proposed nominee and any other person pursuant to which the nominations are to be made by such stockholder, a representation that such stockholder intends to appear in person or by proxy at the meeting to nominate the person named in the notice, and the consent of the nominee to serve as a director.

EXPENSES OF SOLICITATION

The total cost of this solicitation will be borne by us.  In addition to use of the mails, proxies may be solicited by our directors, officers and regular employees of our Company personally and by telephone or facsimile.  We may reimburse persons holding shares in their own names or in the names of the nominees for expenses such persons incur in obtaining instructions from beneficial owners of such shares.  In addition, we have engaged InvestorCom to assist in the solicitation of proxies for the Annual Meeting for a fee of $3,500, plus out-of-pocket expenses.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our executive officers, directors and persons who beneficially own more than 10% of our Company’s common stock to file initial reports of ownership and reports of changes in ownership with the SEC.  SEC regulations require these individuals to give us copies of all Section 16(a) forms they file.

Based solely on our review of forms that were furnished to us and written representations from reporting persons, we believe that the executive officers, directors and more than 10% stockholders complied with all filing requirements related to Section 16(a). In making these statements, we have relied on the representations of the persons involved and on copies of their reports filed with the SEC.

HOUSEHOLDING

The SEC has adopted rules that permit companies and intermediaries such as brokers to satisfy delivery requirements for proxy statements with respect to two or more shareholders sharing the same address by delivering a single proxy statement to the shareholders at that address. This procedure, referred to as householding, reduces the volume of duplicate information shareholders receive and reduces mailing and printing costs. Some brokers household proxy materials, delivering a single proxy statement to multiple shareholders sharing an address, unless contrary instructions have been received from the affected shareholders

Once you have received notice from your broker or us that they or we will be householding materials to your address, householding will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in householding and would prefer to receive a separate proxy statement, or if you are receiving multiple copies of the proxy statement and wish to receive only one copy, please notify your broker if your shares are held in a brokerage account, or notify us if you hold registered shares. You can notify us by sending a written request to Omega Healthcare Investors, Inc., 200 International Circle, Suite 3500, Hunt Valley, MD 21030 or by calling our Investor Relations Department at 866-99-OMEGA.

OTHER MATTERS

The Board of Directors knows of no other business that may be validly presented at the Annual Meeting, but if other matters do properly come before the Annual Meeting, it is intended that the persons named in the proxy will vote on said matters in accordance with their best judgment.

/s/    C. TAYLOR PICKETT
Chief Executive Officer

April 20, 2009
Hunt Valley, Maryland

                  OMEGA HEALTHCARE INVESTORS, INC.
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

PROXY

The undersigned hereby appoints Robert O. Stephenson and Thomas H. Peterson and each of them, as proxies, each with the power to appoint his substitute to represent and to vote as designated below, all the shares of common stock of Omega Healthcare Investors, Inc. (“Omega”) held of record by the undersigned on April 19, 2009 at the Annual Meeting of Stockholders to be held on May 21, 2009 or any adjournment thereof.

This Proxy, when properly executed, will be voted in the manner directed herein by the undersigned.  If no specification is made, this Proxy will be voted FOR:

1.	The Election of Directors
NOMINEES:
Thomas Franke and Bernard J. Korman

2.	Approval of the amendment to our Articles of Incorporation described in Proposal 2 in the accompanying Proxy Statement

3.	Ratification of Independent Auditors
Ernst & Young LLP

In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting and at any adjournment thereof.

(Continued, and to be marked, dated and signed, on the other side)

SEE REVERSE SIDE

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[X]           (Please mark your votes as in this example.)

The Directors recommend a vote “FOR” Proposal 1, Proposal 2 and Proposal 3.

                   VOTE FOR     VOTE WITHELD
1.           The Election of Directors                                                                                                                                       [    ]                      [    ]

NOMINEES:
Thomas F. Franke and Bernard J. Korman
(Instruction:  To withhold authority to vote for any individual nominee, write that nominee’s name here.)

                                                                     FOR       AGAINST    ABSTAIN

2.	Approval of the amendment to our Articles of Incorporation described
in Proposal 2 in the accompanying Proxy Statement                                                                                            [    ]           [    ]            [    ]

3.           Ratification of Independent Auditors                                                                                                                       [    ]           [    ]            [    ]
Ernst & Young LLP

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NOTE:  Please sign exactly as your name appears on this Proxy.  When shares are held by joint tenants, both should sign.  When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.  If a corporation, please sign in full corporate name by President or other authorized officer.  If a partnership, please sign in partnership name by authorized person.

Please check the box if you plan to attend the Annual Meeting in person.                                                     [           ]

SIGNATURE(S)                                                                DATE

NOTE:
Please sign exactly as your name appears hereon.  Joint owners should each sign.  When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. This proxy will not be used if you attend the meeting in person and so request.

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